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                                                                      EXHIBIT 3

                             DEERE PARK EQUITIES, L.L.C.
                              650 DUNDEE ROAD, SUITE 640
                              NORTHBROOK, ILLINOIS 60062



August 19, 1997


Mr. Michel L. Marengere
Mr. Nicolas V. Matossian
c/o Dominion Bridge Corporation
500 Notre Dame
Lachine (Quebec) CANADA H8S 2B2

Gentlemen:

The purpose of this letter is to set forth our agreement with respect to a transaction involving certain shares of common stock, par value $0.001 per share (the "DBC Common Stock"), in Dominion Bridge Corporation, a Delaware corporation ("DBC"), now owned by Deere Park Equities, L.L.C., an Illinois limited liability company ("Deere Park"), and now owned or to be acquired by Michel L. Marengere ("Marengere"), Nicolas V. Matossian ("Matossian"), Chris Theodoropoulos ("Theodoropoulos"), Olivier Despres ("Despres"), J. Arthur Gelinas ("Gelinas"), Robert Chartier ("Chartier"), Jacques Delorme ("Delorme"), Vitold Jordan ("Jordan"), Ted Shtym ("Shtym"), Rosalba Nespeca ("Nespeca"), Micheline Prud'homme ("Prud'homme") and Rene Amyot ("Amyot") (collectively, the "Management Stockholders"). Marengere and Matossian hereinafter referred to as the "Executive Stockholders," and Deere Park and the Management Stockholders are sometimes hereinafter referred to collectively as the "Parties."

1.  CURRENT STOCK OWNERSHIP OR ENTITLEMENTS.

    a.   DEERE PARK.  Deere Park currently owns:

         i. 1,850,000 shares of DBC Common Stock which it acquired in a private transaction at a purchase price of approximately $2.015 per share on August 7, 1997 (the "Private Deere Park Shares"); and

         ii. 260,100 shares of DBC Common Stock which it acquired in open market purchases (the "Market Deere Park Shares").


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Messrs. Marengere and Matossian
Dominion Bridge Corporation
August 19, 1997
Page 2

    b.   MANAGEMENT STOCKHOLDERS.  The Management Stockholders currently own:

         i. a total of 2,057,160 shares of DBC Common Stock (the "Current Management Shares"), allocated among them as follows:


               MANAGEMENT                   NUMBER OF CURRENT
              STOCKHOLDER                   MANAGEMENT SHARES*

         Marengere                                1,659,792
         Matossian                                  250,000
         Theodoropoulos                              20,000
         Despres                                         --
         Gelinas                                     20,000
         Chartier                                    20,000
         Delorme                                     31,868
         Jordan                                      20,000
         Shtym                                       20,000
         Nespeca                                     15,500
         Prud'homme                                      --
         Amyot                                           --



                    * Certain of the Current Management Shares are held by corporations controlled by the Management Stockholders, but the Management Stockholders are the beneficial owners of the Shares.

               ; and

          ii. immediately exercisable options (the "Management Options") to acquire an additional 2,380,000 shares of DBC Common Stock at an exercise price of $2.00 per share (the "Management Option Shares"), allocated among them as follows.


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Messrs. Marengere and Matossian
Dominion Bridge Corporation
August 19, 1997
Page 3


               MANAGEMENT                              NUMBER OF
              STOCKHOLDER                         MANAGEMENT OPTIONS

          Marengere                                  825,000
          Matossian                                  400,000
          Theodoropoulos                             225,000
          Despres                                    175,000
          Gelinas                                    200,000
          Chartier                                   110,000
          Delorme                                    120,000
          Jordan                                      50,000
          Shtym                                       50,000
          Nespeca                                     20,000
          Prud'homme                                 105,000
          Amyot                                      100,000

2.  FORMATION OF NEWCO

    a. AGREEMENT TO FORM. The Parties hereby agree to form a partnership or similar entity ("Newco") for the purpose of holding title to, and voting rights with respect to, certain of their shares of DBC Common Stock. The Parties will mutually agree upon the jurisdiction of formation of Newco and on the terms of the definitive documents governing its operation (the "Newco Governing Documents"), subject to the approval of the form of organization by their respective tax advisers.

    b. OWNERSHIP. The owners of Newco will be Deere Park and the Executive Stockholders as follows: 50% to Deere Park and 50% to the Executive Stockholders (25% each).

    c. CAPITAL CONTRIBUTIONS. The owners will contribute to Newco the following in return for their respective ownership interests:

         i. in the case of Deere Park, the Private Deere Park Shares and the Market Deere Park Shares; and


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Messrs. Marengere and Matossian
Dominion Bridge Corporation
August 19, 1997
Page 4


         ii. in the case of the Executive Stockholders, upon exercise of the Management Options at funding of the Loan (as hereinafter defined), the Management Option Shares.

         The shares of DBC Common Stock contributed to Newco are hereinafter referred to as the "Newco Shares."

    d.   VOTING RIGHTS.  In addition:

         i. The Management Stockholders will grant to Newco proxies or similar rights pursuant to which Newco will have the sole right to vote all of the Current Management Shares.

         ii. Each of the Parties will grant to Newco proxies or similar rights pursuant to which Newco will have the sole right to vote any shares of DBC Common Stock that they may acquire at any time prior to or during the term of Newco's existence.

    e. MANAGEMENT. Newco will be managed by Douglas Gerrard, Leonard Feldman, Marengere and Matossian, who will be required to vote unanimously with respect to:

         i.   the voting of the Newco Shares;

         ii. the voting of the proxies for shares of DBC Common Stock other than the Newco Shares;

         iii. the disposition of the Newco Shares under any circumstances other than an uncured default under the Note (as hereinafter defined) or termination of Newco; and

         iv. all other matters respecting the business, operations and management of Newco.


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Messrs. Marengere and Matossian
Dominion Bridge Corporation
August 19, 1997
Page 5


    f. TERM AND TERMINATION. Newco will have a five-year term expiring August 31, 2002, but will terminate prior to the expiration of such term in the event that:

         i.   there is an uncured default under the Note;

         ii. the average closing market price of the DBC Common Stock on NASDAQ for any 10 consecutive trading days is more than $5.00 per share, unless the management of Newco otherwise unanimously agrees;

         iii. a majority of the shares of DBC owned by persons other than Newco, Deere Park or the Management Stockholders are tendered to a third party; or

         iv.  the management of Newco unanimously agrees to terminate Newco.

3.  LOAN TO NEWCO.

    a. THE LOAN. Deere Park will lend to the Executive Stockholders the sum of $4,760,000 (the "Loan"), to be allocated among the Management Stockholders in proportion to their respective Management Options as set forth in paragraph 1.b. above. Assuming prompt satisfaction of the conditions to funding of the loan set forth in paragraph 4 below, the Loan will be funded not later than 3:00 p.m. New York time on Wednesday, August 20, 1997. The proceeds of the Loan will be applied, concurrently with funding of the Loan, to fund the exercise of the Management Options, whereupon the Management Option Shares will immediately be contributed to Newco.

    b. NOTE. The Loan to each Executive Stockholder will be evidenced by a promissory note (the "Note"). Upon contribution of the Management Option Shares to Newco, the obligations of each Executive Stockholder under the Note will be assumed by Newco. The Note will:

         i.   mature on August 31, 2002 (the "Maturity Date");


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Messrs. Marengere and Matossian
Dominion Bridge Corporation
August 19, 1997
Page 6


         ii. not bear interest prior to the Maturity Date but provide for a default rate of interest of 12% per annum commencing on the date of default and continuing through the default period;

         iii. specify as events of default or acceleration any of the following:

              (a) various events of bankruptcy or insolvency affecting DBC, Newco, Deere Park or the Executive Stockholders;

              (b) average closing market price of the DBC Common Stock on NASDAQ for 10 consecutive trading days being less than $1.00 per share;

              (c) Deere Park at any time during the term of Newco having fewer than two nominees on DBC's Board of Directors other than temporary vacancies by reason of death or resignation; or

              (d) either of the Executive Stockholders being removed as a director or executive officer of DBC as the result of a proxy contest;

         iv. be subject to mandatory prepayments to the extent that margin with respect to the Loan is less than required under Regulation T promulgated by the Board of Governors of the Federal Reserve System.

    c. SECURITY AGREEMENT. The Note, when assigned to Newco, will be secured pursuant to a pledge and security agreement (the "Security Agreement") pursuant to which Newco will pledge to and grant Deere Park a security interest in and to all of the Newco Shares.

    d. GUARANTY. The Note will be subject to a limited recourse guaranty by the Executive Stockholders (the "Guaranty"), which will be secured by a pledge to Deere Park of 500,000 of the Current Management Shares owned by them). Liability under the Guaranty will be limited to the


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Messrs. Marengere and Matossian
Dominion Bridge Corporation
August 19, 1997
Page 7


         500,000 pledged shares. The terms of the Security Agreement and the Guaranty will require that, in the event of an uncured default under the Note, the Note will be paid with Newco Shares in the manner specified in paragraph 5.a. below.

4. CONDITIONS TO FUNDING OF LOAN. The following will be conditions to funding of the Loan:

    a.   DBC BOARD ACTION.  The Company's current Board of Directors will have:

         i. taken such actions as will be necessary, in the judgment of the Parties and their respective counsel, to assure that none of the transactions contemplated hereby will:

              (a) trigger the exercise of any rights granted to holders of DBC Common Stock under DBC's Rights Agreement dated as of November 26, 1996;

              (b) trigger any "change of control" provisions contained in the service agreements of DBC's executive employees or DBC's stock appreciation rights plan; or

              (c) be subject to the restrictions on business combinations with interested stockholders imposed by Section 203 of the Delaware General Corporation Law; and

         ii. appointed two nominees of Deere Park to the DBC Board of Directors.

    b. REGISTRATION OF MANAGEMENT OPTION SHARES. Deere Park and its counsel will have verified that the Management Option Shares have been registered with the Securities and Exchange Commission on a Form S-3/S-8 Registration Statement and therefore may publicly be resold.

    c. AUTHORITY OF EXECUTIVE STOCKHOLDERS. Deere Park and its counsel will be reasonably satisfied as to the authority of the Executive Stockholders to contribute the Management Option Shares to Newco.


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Messrs. Marengere and Matossian
Dominion Bridge Corporation
August 19, 1997
Page 8


5.  PAYMENT OF THE NOTE; ALLOCATION OF GAIN.

    a.   PAYMENT OF THE NOTE.  The Note will be paid:

         i.   with the Management Option Shares; and

         ii. if the Management Option Shares are insufficient to provide for payment in full of the Note:

              (a) first, with the Current Management Shares pledged as collateral security for the Guaranty; and

              (b) then, to the extent of any remaining insufficiency, with the Private Deere Park Shares and the Market Deere Park Shares.

         Any Management Option Shares, Currrent Management Shares, Private Deere Park Shares or Market Deere Park Shares applied to payment of the Note may be either transferred "in kind" to Deere Park or sold and the net proceeds of sale paid to Deere Park.

    b. ALLOCATION OF GAIN ON MANAGEMENT OPTION SHARES. Any Management Option Shares (or the proceeds thereof) not used to pay the Note will be allocated 30% to Deere Park and 70% to the Executive Stockholders (in proportion to their contributions of Management Option Shares to Newco).

    c. ALLOCATION OF GAIN OR PRIVATE DEERE PARK Shares. Any Private Deere Park Shares and Market Deere Park Shares (or the proceeds thereof) not used to pay the Note will be allocated 60% to Deere Park and 40% to the Executive Stockholders.


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Messrs. Marengere and Matossian
Dominion Bridge Corporation
August 19, 1997
Page 9


    d. IN-KIND DISTRIBUTIONS. In the event of the termination and liquidation of Newco, subject to repayment of the Note, the Newco Shares may be distributed "in kind" to the owners of Newco in accordance with their respective interests in gain as described in paragraphs 5.b. and 5.c. above based on the current market value of the shares using a 10-day closing average.

6.  SPECIAL COVENANTS.

    a. OBLIGATION TO INFORM. The Executive Stockholders agree that, at all times during the term of Newco while they are serving in executive or managerial capacities with DBC, they will keep Newco's representatives on the DBC Board of Directors fully informed of all material developments affecting DBC and its business (it being understood that such obligation is in no way intended to interfere with or abrogate the Executive Stockholders' fiduciary responsibilities to DBC and its other stockholders).

    b. NO PARTICIPATION IN CERTAIN ACTIONS. Subject to performance by the Management Stockholders of their obligations under this Agreement, Deere Park agrees, on behalf of itself and its affiliates, to the extent legally permissible, that it will not join in or initiate any shareholder's derivative lawsuit naming any of the Management Stockholders a defendant with respect to any actions or omissions occurring prior to the date hereof, or initiate any proxy contest.

    c. NO SHORT SALES. Deere Park agrees that during the term of the Note neither it nor any of its affiliates will not effect any short sales of DBC Common Stock.

7.  DEFINITIVE DOCUMENTATION.   The terms of this letter agreement, which is a
    binding contract on the parties, supersede all prior agreements, whether written or oral, among the parties with respect to the subject matter hereof. However, this letter agreement will, as soon as practicable, be superseded by definitive documentation mutually satisfactory to the Parties and their respective


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Messrs. Marengere and Matossian
Dominion Bridge Corporation
August 19, 1997
Page 10


    counsel, including, without limitation, the Newco Governing Documents, the Note, the Security Agreement and the Guaranty.

8. EXPENSES. Each party shall be responsible for the payment of its own legal and other expenses related to the transaction contemplated hereby and the preparation of all definitive documents relating thereto.

If the foregoing correctly states our agreement, please so acknowledge and confirm by signing this letter in the space provided below and returning it to the undersigned.

Very truly yours,

DEERE PARK EQUITIES, L.L.C.



By:
    -------------------------
    Douglas A. Gerrard
    Managing-Member


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Messrs. Marengere and Matossian
Dominion Bridge Corporation
August 19, 1997
Page 11


AGREED, ACKNOWLEDGED AND CONFIRMED AS OF THE DATE WRITTEN ABOVE:


--------------------                                  ------------------------
MICHEL L. MARENGERE                                        NICOLAS V. MATOSSIAN